Exhibit 99.1

Avid Technology’s Board of Directors Unanimously Elects Media & Entertainment Industry Veteran John P. Wallace as Board Chair

BURLINGTON, Mass., May 30, 2022 – Avid® (Nasdaq: AVID), the leading media tech innovator for cloud-based content workflows, today announced that its Board of Directors has unanimously elected John P. Wallace as Chair, effective immediately. This election is the result of Peter M. Westley’s decision to vacate the chair position after he was appointed Chief Financial Officer of CuriosityStream Inc. Mr. Westley will continue his Avid board service as a Director.

This election elevates Mr. Wallace from his current Director seat, to which he was appointed in 2017. He is a media and entertainment industry veteran with more than 30 years of experience, having served as President and CEO of Deluxe Entertainment Services Group and, previously, with NBCUniversal as President of Operations and Technical Services and also as President of the network’s Owned Television Stations Division. Since retiring in 2019, Mr. Wallace has remained active in the industry and today serves on the board of Linius Technologies, an early-stage technology company focused on video virtualization.

“I’m confident that John Wallace will provide strong board leadership. His innate understanding of the media and entertainment industry landscape will ensure we can continue to help guide Avid forward to achieve its vision and strategic objectives,” said Peter Westley. “I’m proud that Avid’s board has been deeply engaged in supporting the company’s transformation and growth throughout my tenure as chairman and I look forward to helping the momentum to continue as a board director.”

“Avid and our shareholders have benefitted from the extremely effective collaboration between the board, under Peter Westley, and our company’s management team,” said Jeff Rosica, CEO & President, Avid. “Avid is thankful to Peter for his board leadership since 2018, a period of tremendous positive improvement in the company’s financial performance trajectory. We now enthusiastically welcome John Wallace in his new role as the board chair with high confidence as we continue carrying out the company’s strategic vision and execute on our profitable growth strategy.”

“I’m extremely grateful to Peter Westley for his numerous contributions to Avid’s board and the progress the company has made during his leadership. I’m pleased that we will move forward with his expertise and influence remaining on the board,” said John Wallace, Board Chair, Avid. “I’m excited to step into leading Avid’s board and continue our collaboration with the management team to keep growing one of media and entertainment’s premier technology companies.”

Editor’s note: Visit https://www.avid.com/press-center/media-library/ for high-resolution headshot photography of Avid’s Board of Directors and executive leadership.

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